Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND YEAR-TO-DATE EARNINGS

Aiken, South Carolina (January 30, 2026) - Security Federal Corporation (the “Company”) (OTCID: SFDL), the holding company for Security Federal Bank (the “Bank”), today announced earnings and financial results for the quarter and year ended December 31, 2025.

The Company reported net income available to common shareholders of $3.9 million, or $1.24 per common share, for the quarter ended December 31, 2025, compared to $3.0 million, or $0.94 per common share, for the fourth quarter of 2024. Year-to-date net income available to common shareholders increased $3.3 million, to $12.0 million, or $3.80 per common share, for the year ended December 31, 2025, compared to $8.9 million, or $2.77 per common share, for the year ended December 31, 2024. The increase in both quarterly and year-to-date net income available to common shareholders was primarily due to increased net interest income and non-interest income and reductions in the provision for credit losses, which were partially offset by an increase in non-interest expense.

Fourth Quarter Comparative Financial Highlights

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Net interest income increased $1.3 million, or 11.5%, to $12.6 million during the fourth quarter of 2025, compared to $11.3 million during the fourth quarter of 2024 as the reduction in total interest expense exceeded the decrease in interest income.

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Total interest income decreased $437,000 or 2.2%, to $19.8 million while total interest expense decreased $1.7 million, or 19.3%, to $7.2 million during the fourth quarter of 2025 when compared to the same quarter in 2024. The decreases in interest income and interest expense were primarily the result of lower market interest rates.

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Non-interest income increased $1.0 million, or 35.4%, to $3.9 million during the fourth quarter of 2025 compared to the same quarter in 2024 primarily due to increases in grant income and rental income. The grants received during both periods were awarded by the Community Development Financial Institution (“CDFI”) Fund to support the Bank’s ongoing initiatives in community development financing within the most economically distressed communities in its market area.  During 2025 and 2024, we received $1.2 million and $220,000, respectively, in CDFI Financial Assistance awards. Also, during 2024, we were granted $280,000 through the CDFI Fund Bank Enterprise Award program. During the first quarter of 2025, we purchased a multi-tenant property resulting in an increase in rental income. The property is intended to be the future site of a full-service branch for the Bank.

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Non-interest expense increased $1.5 million, or 16.0%, to $11.1 million during the quarter ended December 31, 2025, compared to the same quarter in the prior year due to increases in salaries and employee benefits and debit card expenses.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2025	12/31/2024
Total interest income	$19,798	$20,235
Total interest expense	7,247	8,982
Net interest income	12,551	11,253
(Reversal of) provision for credit losses	(35)	280
Net interest income after (reversal of) provision for credit losses	12,586	10,973
Non-interest income	3,856	2,847
Non-interest expense	11,050	9,523
Income before income taxes	5,392	4,297
Provision for income taxes	1,102	879
Net income	4,290	3,418
Preferred stock dividends	415	414
Net income available to common shareholders	$3,875	$3,004
Earnings per common share (basic)	$1.24	$0.94

Full Year Comparative Financial Highlights

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Net interest income increased $5.3 million, or 12.8%, to $47.2 million compared to the prior year primarily due to an increase in interest income on loans and a reduction in interest expense on borrowings.

●	Total interest income increased $1.3 million, or 1.7%, to $78.6 million while total interest expense decreased $4.0 million, or 11.4%, to $31.4 million.
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Non-interest income increased $1.3 million, or 12.5%, to $11.5 million primarily due to a $620,000 increase in grant income and a $548,000 increase in rental income. These increases were the result of the CDFI grant awards and the new building purchased in 2025.

●	Non-interest expense increased $3.5 million, or 9.1%, to $41.6 million, primarily due to increases in salaries and employee benefits expense, occupancy expense and debit card expense.

	For the Year Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2025	12/31/2024
Total interest income	$78,611	$77,306
Total interest expense	31,441	35,479
Net interest income	47,170	41,827
(Reversal of) provision for credit losses	(235)	1,370
Net interest income after (reversal of) provision for credit losses	47,405	40,457
Non-interest income	11,529	10,247
Non-interest expense	41,603	38,140
Income before income taxes	17,331	12,564
Provision for income taxes	3,658	2,757
Net income	13,673	9,807
Preferred stock dividends	1,659	926
Net income available to common shareholders	$12,014	$8,881
Earnings per common share (basic)	$3.80	$2.77

Credit Quality

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The Company recorded a $194,000 reversal of provision for credit losses on loans and a $41,000 reversal of provision for credit losses on unfunded commitments, resulting in a $235,000 reversal in the provision for credit losses for 2025, compared to a $1.5 million provision for credit losses on loans and a $110,000 reversal of provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $1.4 million during 2024.

●	Non-performing assets were $5.8 million at December 31, 2025, compared to $5.7 million at September 30, 2025 and $7.6 million at December 31, 2024.
●	The allowance for credit losses to gross loans was 1.97% at December 31, 2025 and September 30, 2025, compared to 1.98% at December 31, 2024.

At Period End (dollars in thousands):	12/31/2025	9/30/2025	12/31/2024
Non-performing assets	$5,842	$5,669	$7,636
Non-performing assets to total assets	0.36%	0.35%	0.47%
Allowance for credit losses	$13,529	$13,603	$13,894
Allowance for credit losses to gross loans	1.97%	1.97%	1.98%

Balance Sheet Highlights and Capital Management

●	Total assets were $1.62 billion at December 31, 2025, a year-over-year increase of $6.3 million, or 0.4%.
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Cash and cash equivalents decreased $102.9 million, or 57.7%, during the year to $75.3 million at December 31, 2025, primarily due to purchases of investment securities and the repayment of our junior subordinated debentures and outstanding borrowings from the Federal Reserve.

●	Total loans receivable, net were $676.2 million at December 31, 2025, a decrease of $1.9 million during the fourth quarter of 2025 and a year-over-year decrease of $11.0 million.
●	Investment securities increased $115.5 million to $776.3 million at December 31, 2025, as purchases of investment securities exceeded maturities and principal paydowns during the year.
●	Deposits increased $47.7 million, or 3.6%, during the year to $1.37 billion at December 31, 2025.
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Borrowings decreased $57.7 million, or 62.1%, to $35.3 million during the year ended December 31, 2025, due to the repayment of all outstanding borrowings from the Federal Reserve and the redemption of the Company’s junior subordinated debentures.

Dollars in thousands (except per share amounts)	12/31/2025	9/30/2025	12/31/2024
Total assets	$1,618,085	$1,612,017	$1,611,773
Cash and cash equivalents	75,335	51,805	178,277
Total loans receivable, net	676,182	678,114	687,149
Investment securities	776,285	789,261	660,823
Deposits	1,371,777	1,365,470	1,324,033
Borrowings	35,262	39,044	92,964
Total shareholders' equity	200,456	194,791	182,389
Common shareholders' equity	117,507	111,842	99,440
Common equity book value per share	$37.74	$35.80	$31.21
Total risk-based capital to risk weighted assets (1)	20.56%	19.93%	19.96%
CET1 capital to risk weighted assets (1)	19.30%	18.67%	18.71%
Tier 1 leverage capital ratio (1)	10.18%	10.14%	9.88%
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal Bank has 19 full-service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; legislative or regulatory changes that adversely affect the Company’s business, including the regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations, including disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; pricing of products and services; environmental, social and governance goals and targets; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. These factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake any responsibility to update or revise any forward-looking statement.